UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2009

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On Wednesday, July 8, 2009, in light of the Company’s recently completed recapitalization the Board of Directors of AeroGrow International, Inc. (the “Company”) decided to request the consent of the Covered Executives (as defined below) to terminate the Company’s Liquidity Performance Award Plan (the “Plan”), which provided compensation to certain executives (the “Covered Executives”) in the event of a Company Sale (as such term is defined in the Plan) if certain conditions were met.  According to the terms and conditions of the Plan, any amendment to, or termination of, the Plan requires the consent of a majority in interest of the current Covered Executives.  The Covered Executives provided such consent on July 13, 2009.

Under the Plan, the Covered Executives would have qualified for a payment (an “Award”) if (a) the value of all cash, securities, and other consideration actually received by the holders of the Company’s outstanding capital stock in connection with the Company Sale was $2,000,000 or more, and (b) the Covered Executive was employed by the Company at the time of the Company Sale.    All Awards were to be reduced by any proceeds received by a Covered Executive in respect of Company stock options held by such Covered Executive.  The aggregate maximum amount payable to all participants under the Plan was $500,000.  Under the Plan’s formula, the following Covered Executives were eligible for the listed Awards:

Jervis B. Perkins	President and Chief Executive Officer	$150,000
H. MacGregor Clarke	Chief Financial Officer and Treasurer	$100,000
Jeffrey M. Brainard	Vice President of Sales	$50,000
All other participants (in aggregate)		$200,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

Date: July 15, 2009	By:	/s/ Jervis B. Perkins
Jervis B. Perkins
President and Chief Executive Officer